Exhibit 99.1



URSI ANNOUNCES BUSINESS REORGANIZATION

ALBANY, N.Y., Jan 5/PRNewswire/ -- United Road Services, Inc. (Nasdaq: URSI), a leading provider of national transport and regional towing and recovery services, today announced a reorganization of its business.

Gerald R. Riordan, Chief Executive Officer of United Road Services said, "The Company is in the process of establishing separate operating units for both the transport and towing and recovery businesses." The searches for a President of the transport business unit and a President of the towing and recovery business unit are nearing completion and announcements are expected within the next three weeks.

Since its initial public offering in May of 1998, the Company has operated under a structure where top field management was responsible for the operations of both the transport and towing and recovery businesses. The new structure will allow each President to focus on the unique opportunities and challenges of their respective businesses.

Mr. Riordan stated, "The transport and towing and recovery divisions will be grouped geographically into regions. Reporting directly to the President of each division, newly designated regional managers will concentrate on implementing operational improvements and will be accountable for the performance of their divisions."

As a result of this reorganization, the Company announced the departure of its current President and Chief Operating Officer, Allan D. Pass, Ph.D. In addition, as a result of the Board of Directors' decision to scale back the Company's acquisition strategy and focus on integrating acquired companies and improving operating performance, the Company announced that Robert J. Adams, Jr. will no longer serve as its Senior Vice President and Chief Acquisition Officer but will continue as a consultant to the Company to assist in pursuing alternatives for certain underperforming divisions.

Formed in July 1997, United Road Services, Inc. has a network of 66 locations in 22 states. The Company's comprehensive range of services includes transporting new and used vehicles and heavy equipment; towing, impounding and storing motor vehicles; and conducting lien sales and auctions of abandoned vehicles. More information regarding United Road Services, Inc. can be obtained from the URSI website at http://www.unitedroad.com.

This release contains forward-looking statements. These statements are subject to certain risks and uncertainties, including, among others, loss of significant customers and contracts, difficulties associated with integrating acquired companies, changes in the level of demand for towing and transport services and price changes in response to competitive factors. In addition, the ability of the Company to successfully implement an operational turnaround is subject to a number of factors, some of which are beyond its control, including the sufficiency of its capital resources, stability of customer demand, the effectiveness of changes in management and uncertainties associated with its ability to achieve administrative and operating cost savings and capitalize on

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its asset base and strategic position. These risks and uncertainties could cause
actual   results   to  differ   materially   from  those   anticipated   in  the
forward-looking   statements.   Readers  should  not  place  undue  reliance  on
forward-looking statements,  which reflect management's view only as of the date
hereof.   The  Company   undertakes  no  obligation  to  publicly  revise  these
forward-looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors described above and in the documents the Company files from time to time with the Securities and Exchange Commission, copies of which are available upon request from the Company's investor relations department.